Exhibit 99.1

2818 N. Sullivan Rd. Ste 30	Contact:	Contact:
Spokane, WA 99216		Financial Relations Board
www.kaspien.com	Ed Sapienza	Marilynn Meek
	Chief Financial Officer	(mmeek@frbir.com)
	(518) 452-1242	(212) 827-3773

NEWS RELEASE

KASPIEN HOLDINGS ANNOUNCES THIRD QUARTER RESULTS

Net Revenue for the Third Quarter increased 36.0% and Gross Merchandise Value increased 127%

Spokane Valley, WA, December 15, 2020—Kaspien Holdings Inc. (Nasdaq: KSPN) today reported financial results for its third quarter which ended October 31, 2020.

“Our results this quarter are a testament to the progress we continue to make toward our mission of being the ultimate online growth partner for brands. Our third quarter was highlighted by higher net revenue, higher gross margin and improved operating earnings. In addition, our Gross Merchandise Value (GMV) increased 127% year-on-year as more and more brands benefit from the portfolio of services we’ve developed. As we head into the holiday season and year end, we are well positioned to scale what we’ve built and become a global leader in the Marketplace Seller Services industry” stated Kunal Chopra, Principal Executive Officer of Kaspien Holdings Inc.

Kaspien continues to make strong progress on our plans of establishing a strong and scalable platform foundation in 2020, facilitating our 2021 “scale” phase. We continue to focus on operational efficiencies, working capital optimization, new business development and platform scale. This is evidenced by our continued growth and momentum in top line performance, platform GMV and continued improvement in operating margins. Kaspien ended the quarter with nearly 40% of GMV from corresponding subscriptions partners, comprised of agency and software subscribers.

Third Quarter Overview

•
Net revenue increased 36.0% to $38.9 million compared to $28.6 million in the third quarter of fiscal 2019. The increase in net revenue was primarily attributable to strength on the Amazon US marketplace.

•
Gross profit for the quarter increased 43.1% to $3.9 million, or 10.0% of net revenue as compared to $2.7 million, or 9.5% of net revenue for the third quarter of 2019.  The increased profit was primarily attributable to a reduction in the cost of sales on the Amazon US Platform and operational efficiencies.

•
SG&A expenses for the quarter were $4.0 million, a decline of $1.2 million as compared to the third quarter of 2019. The decline in SG&A was due to a decline of $1.1 million in parent company expenses.

•	Loss from continuing operations was $0.6 million compared to a loss from continuing operations of $2.9 million for the third quarter of fiscal 2019.

•
During the quarter, the Company recorded an income tax benefit of $3.5 million related to the reversal of liabilities related to unrecognized tax benefits related to the fye business that was sold in February 2020.

•
Net income for the quarter was $2.6 million, or $1.39 per diluted share compared to a net loss of $23.2 million, or $12.73 per diluted share, for the same period last year. Included in the results for the third quarter 2019 was a loss from the fye business of $20.1 million.

•	Adjusted EBITDA (a non-GAAP measure) was $0.3 million compared to a loss of $1.0 million for the third quarter of fiscal 2019 (see note 1).

Thirty-nine weeks ended October 31, 2020 Overview

•
Net revenue for the thirty-nine weeks ended October 31, 2020 increased 15.1% to $112.8 million, compared to $98.0 million for the same period last year. The increase in net revenue was primarily attributable to strength on the Amazon US marketplace.

•
Gross profit for the thirty-nine weeks ended October 31, 2020 increased 35.4% to $11.6 million, or 10.3% of net revenue as compared to $8.6 million, or 8.8% of net revenue for the comparable period of 2019. The increased profit was primarily attributable to a reduction in the cost of sales on the Amazon US Platform and operational efficiencies.

•	SG&A expenses for thirty-nine weeks ended October 31, 2020 were $16.4 million, a decline of $1.6 million as compared to the same period of 2019.

•	Loss from continuing operations was $7.4 million compared to $11.2 million for the thirty-nine weeks ended November 2, 2019.

•
Net loss was $3.8 million, or $2.06 per diluted share, for the thirty-nine weeks ended October 31, 2020, compared to a net loss of $39.1 million, or $21.51 per diluted share, for the same period last year.

•	Adjusted EBITDA (a non-GAAP measure) was $0.9 million compared to a loss of $2.3 million for the same period last year (see note 1).

•	Cash, cash equivalents and restricted cash as of October 31, 2020 was $7.4 million, compared to $9.2 million as of November 2, 2019.

•
Borrowings under the credit facility at the end of the third quarter were $8.5 million compared to $27.8 million at the end of the third quarter last year. As of October 31, 2020, $3.8 million was available for borrowing.

•	Inventory was $27.2 million at the end of third quarter of 2020 as compared to $22.5 million at the end of the third quarter of 2019.

Kaspian Holdings Inc.
Condensed Consolidated Financial Results

STATEMENTS OF OPERATIONS:
(in thousands, except per share data)
	Thirteen Weeks Ended				Thirty-nine Weeks Ended
	October 31, 2020	% to Revenue	November 2, 2019	% to Revenue	October 31, 2020	% to Revenue	November 2, 2019	% to Revenue

Net revenue	$38,913		$28,616		$112,799		$98,008

Cost of sales	35,022	90.0%	25,896	90.5%	101,173	89.7%	89,424	91.2%
Gross profit	3,891	10.0%	2,720	9.5%	11,626	10.3%	8,584	8.8%

Selling, general and administrative expenses	3,956	10.2%	5,140	18.0%	16,355	14.5%	17,940	18.3%
Depreciation and amortization expenses	547	1.3%	464	1.6%	1,554	1.4%	1,308	1.3%
Loss from continuing operations	(612)	-1.6%	(2,884)	-10.1%	(6,283)	-5.6%	(10,664)	-10.9%

Interest expense	381	1.0%	200	0.7%	1,016	0.9%	508	0.5%

Net loss from continuing operations before income tax benefit	(993)	-2.6%	(3,084)	-10.8%	(7,299)	-6.5%	(11,172)	-11.4%

Income tax expense (benefit)	(3,545)	-9.1%	10	0.0%	(3,545)	-3.1%	26	0.0%

Net income (loss) from continuing operations	2,552	6.6%	(3,094)	-10.8%	(3,754)	-3.3%	(11,198)	-11.4%

Net loss from fye business, net of tax	-	0.0%	(20,061)	-70.1%	-	0.0%	(27,887)	-28.5%

Net income (loss)	$2,552	6.6%	$(23,155)	-80.9%	$(3,754)	-3.3%	$(39,085)	-39.9%

Basic income (loss) per share

Basic income (loss) per share	$1.40		$(12.73)		$(2.06)		$(21.51)

Weighted average number of common shares outstanding - basic	1,825		1,819		1,823		1,817

Diluted income (loss) per common share:

Diluted income (loss) per share	$1.39		$(12.73)		$(2.06)		$(21.51)

Weighted average number of common shares outstanding - diluted	1,829		1,819		1,823		1,817

SELECTED BALANCE SHEET CAPTIONS: (in thousands, except store data)	October 31, 2020	November 2, 2019

Cash, cash equivalents, and restricted cash	$7,428	$9,162
Merchandise inventory	27,204	22,522
Fixed assets (net)	2,343	2,102
Accounts payable	8,559	10,169
Borrowings under line of credit	8,483	27,771
Long-term debt	4,581	-

Notes:

1.	Reconciliation of net loss to adjusted EBITDA:

Adjusted EBITDA is defined as net income (loss), adjusted to exclude: (i) income tax expense (benefit); (ii) loss from fye business, net of tax: (iii) interest expense; (iv) Parent company SG&A expenses and (v) depreciation expense. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
(amounts in thousands)	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019

Net income (loss)	$2,552	$(23,155)	$(3,754)	$(39,085)
Income tax expense (benefit)	(3,545)	10	(3,545)	26
Loss from fye business, net of tax	-	20,061	-	27,887
Interest expense	381	200	1,016	508
Loss from continuing operations	(612)	(2,884)	(6,283)	(10,664)
Parent company SG&A expenses	380	1,465	5,589	7,025
Depreciation expense	547	464	1,554	1,308
Adjusted EBITDA	$315	$(955)	$860	$(2,331)

Kaspien provides a platform of software and services to empower brands to grow their online distribution channels on digital marketplaces, such as Amazon, Walmart, eBay, among others. The Company helps brands achieve their online retail goals through its innovative and proprietary technology, tailored strategies, and mutually beneficial partnerships. Kaspien is positioning itself to be a brand’s ultimate online growth partner and is guided by seven core principles:

•	Partner Obsession	•	Results
•	Insights Drive	•	Ownership
•	Simplicity	•	Diversity and Teamwork
•	Innovation
 Kaspien, formerly Trans World Entertainment, established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “KSPN” formerly “TWMC”.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.